AMENDMENT 2014-1
TO THE
EMPLOYMENT AGREEMENT

THIS AMENDMENT, entered into on May 13, 2014, effective as of February 1, 2014 (the “Effective Date of this Amendment”) is between RAIT Financial Trust, a Maryland real estate investment trust, (the “Company”) and Raphael Licht (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of June 8, 2006, as amended pursuant to Amendment 2008-1, dated as of December 15, 2008, and as further amended pursuant to Amendment 2009-1, dated as of February 22, 2009, (collectively, the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, Executive currently holds the positions of Chief Operating Officer and Secretary;

WHEREAS, the Company and the Executive desire to change Executive’s role in the Company so that he will become the Company’s Managing Director — Business Development and General Counsel, as well as continuing in his current position as Secretary of the Company; and will cease to retain the title of Chief Operating Officer;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to reflect these changes in Executive’s positions with the Company,

WHEREAS, the Company and Executive desire to amend the Employment Agreement in certain other respects as set forth below.

NOW, THEREFORE, the Company and Executive agree that, as of the Effective Date of this Amendment, the Employment Agreement shall be amended as follows:

1. Section 1 — Term: Section 1 of the Employment Agreement is hereby deleted and replaced in its entirety to read as follows:

“1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the Effective Date of this Amendment and continuing for a period of one year, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to two (2) months before the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). A notice of non-renewal of this Agreement by the Company shall automatically, without any further notice, constitute a termination of Executive’s employment as of the end of the then current term.”

2. Section 2 – Duties: Section 2 of the Employment Agreement is hereby deleted and replaced in its entirety to read as follows:

“2. Duties. During the Term, the Executive shall be employed by the Company as Managing Director — Business Development, General Counsel and Secretary of the Company, reporting directly to the Chief Executive Officer of the Company, and, as such, the Executive shall faithfully perform for the Company the duties of said offices and shall perform such other comparable duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of trustees of the Company (the “Board”). As Managing Director - Business Development, Executive shall be responsible for identifying opportunities and structuring transactions to profitably invest the Company’s capital in business lines, platforms or products that are complementary to or supportive of the Company’s mission and skillsets, and shall work closely with the Chief Executive Officer, President, Chief Financial Officer and business line heads. As General Counsel, Executive shall have supervisory responsibility for the legal affairs of the Company and provide legal advice to the officers, trustees and other organizational constituents, which legal advice shall include corporate governance, transactional matters and litigation/dispute resolution. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.”

3. Section 5.2 – Termination by the Company without Cause; Termination by the Executive for Good Reason:

•	The current heading of Section 5.2 of the Employment Agreement is hereby deleted and replaced in its entirety to read as follows:

“Termination by the Company without Cause; Termination by the Executive for Good Reason; Termination of Employment as a Consequence of a Notice of Non-renewal of the Employment Agreement by the Company.”

•	The first two sentences of Section 5.2(b) of the Employment Agreement are hereby deleted and replaced in their entirety to read as follows:

“(b) The Company may terminate the Executive’s employment and the Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason. If (A) the Company terminates the Executive’s employment during the Term and the termination is not covered by Sections 4 or 5.1; or (B) the Executive terminates his employment for Good Reason during the Term; or (C) in the event that the Company provides written notification to the Executive of the Company’s non-renewal of this Agreement, as described in Section 1 above.”

•	Sections 5.2 (b)(i), (ii) and (iii) shall remain unchanged, except that Section 5.2 (b)(ii)(x) shall be replaced with the following:

"(x) the highest cash bonus earned for any one year of the three calendar years immediately preceding the date of termination, plus"

•	In all other respects, Section 5.2 of the Employment Agreement shall remain unchanged.

4. Section 5.3 – Change of Control: Section 5.3 is hereby deleted in its entirety.

5. Section 5.4 – Parachutes: Section 5.4 is hereby deleted in its entirety.

6. In all respects not modified by this Amendment 2014-1, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment 2014-1, effective as of the Effective Date of this Amendment set forth above.

RAIT FINANCIAL TRUST

By: /s/ Scott F. Schaeffer Name: Scott F. Schaeffer
Title: Chairman of the Board, Chief Executive Officer

EXECUTIVE

/s/ Raphael Licht

Name: Raphael Licht